EXHIBIT 12(a)


                                    UNION ELECTRIC COMPANY
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                12 Months
                                                                Year Ended December 31,                            Ended

                                                ---------------------------------------------------------         June 30,
                                                 1992         1993        1994           1995         1996         1997
                                                 ----         ----        ----           ----         ----         ----
                                                             (Thousands of Dollars Except Ratios)

Net income for the Period                     $302,748     $297,160     $320,757       $314,107     $304,876      $302,061
                                              --------     --------     --------       --------     --------      --------
   Add:
      Taxes Based on income                    197,009      182,716      203,827        207,734      196,210       192,968
                                               -------      -------      -------        -------      -------       -------
      Fixed Charges:
        Interest on Debt                       125,798      124,430      135,608        129,239      128,375       132,087 (*)
        Amortization of Premium and
           Discount, Less Expense on Debt;
           and Bond Defeasance Cost              9,521        5,170        5,504          5,502        4,269         3,662
        Rentals (See note)                         908        1,314        1,299          3,330        3,458         3,796
                                               -------      -------      -------        -------      -------       -------
           Total Fixed Charges                 136,227      130,914      142,411        138,071      136,102       139,545
                                               -------      -------      -------        -------      -------       -------

Earnings Available for Fixed Charges          $635,984     $610,790     $666,995       $659,912     $637,188      $634,574
                                              ========     ========     ========       ========     ========      ========

Ratio of Earnings to Fixed Charges                4.66         4.66         4.68           4.78         4.68          4.54
                                                  ====         ====         ====           ====         ====          ====




(*)   Total annual interest charges on all bonds for the twelve months ended
June 30, 1997 was $113,432,000.

Note: Represents the interest factor applicable to rentals.